Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS THERAPEUTICS® RECEIVES IRB APPROVAL TO COMMENCE PHASE IIb STUDY OF ANDROXAL® IN THE TREATMENT OF SECONDARY HYPOGONADISM
 Company believes previously reported reanalysis of completed studies bodes well for new trial
Company plans to commence enrollment of subjects in January and hopes to complete the study by year end 2011

THE WOODLANDS, Texas – January 3, 2011 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today reported it has received Institutional Review Board (IRB) approval to commence the Phase IIb study of Androxal® in men with secondary hypogonadism.  The Company has submitted the protocol for FDA comment and plans to begin enrolling subjects in January.  Depending on the rate of subject enrollment, Repros hopes to have the study completed before the end of 2011.

The study will be conducted at up to 20 US clinical sites.  Two sites in Texas have been initiated already and have commenced screening subjects.  At this time the Company is planning to have sites in Houston and San Antonio, Texas; the metropolitan area of New York City; and San Diego, Los Angeles and Sacramento, California.  The Company is also considering sites in Las Vegas, Nevada.

The study will enroll up to 120 men with morning testosterone levels < 250 ng/dl.  The men must be naïve to testosterone therapy or have not used testosterone for at least six months.  The men will be equally randomized to four different groups, double blind Androxal 12.5 mg and 25 mg, matching placebo and open label Testim used per manufacturer’s recommendations.  Men will be dosed for three months.

The primary efficacy endpoint of the study is change in morning testosterone levels comparing the baseline visit to the levels achieved after three months to those achieved for placebo.  Changes in pituitary hormones that control testicular function will be assessed as secondary efficacy measures.

Change in reproductive status as determined by semen analyses will be a safety endpoint as instructed by the FDA.

Analyses of previously completed studies by independent statisticians suggest that this study is well powered to achieve statistical significance for the primary and secondary efficacy endpoints.  Those completed studies comparing Androxal to topical testosterone preparations showed statistically significant suppression of pituitary hormones that regulate testicular function by the replacement therapies.  These findings suggest that the topical preparations will be viewed negatively when assessed from the perspective of reproductive status.

In the Company’s submission that reanalyzed the data from previous studies of Androxal, it also reviewed with the FDA the variability of morning testosterone levels from day to day.  Over a six-month period, men on placebo moved in and out of the normal range for morning testosterone.  In that submission the Company noted, “The sponsor believes this finding raises one other consideration.  Given that a variety of factors can cause episodes of low testosterone, we believe starting all men on exogenous testosterone is not appropriate.  Once exogenous testosterone therapy is initiated a subject would be relegated to such therapy due to the suppressive effects on pituitary responsiveness.  A drug such as Androxal would allow men who exhibit episodes of low T to be treated in a fashion that does not impair pituitary responsiveness.  This is particularly true for younger men.  As the male ages and the testes no longer are capable of responding to pituitary stimulatory signals, exogenous preparations of testosterone would be appropriate treatments.”

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in its clinical trial programs, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.